Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-136821 on Form S-8 pertaining to the Syntel, Inc. Amended and Restated Stock Option and Incentive Plan and the Syntel, Inc. Amended and Restated Employee Stock Purchase Plan, Registration Statement No. 333-162060 on Form S-3A pertaining to Syntel, Inc., and Registration Statement No. 333-215131 on Form S-8 pertaining to the Syntel, Inc. 2016 Incentive Plan, of our report dated March 1, 2017 with respect to the consolidated financial statements of Syntel, Inc. and subsidiaries and the effectiveness of internal control over financial reporting, which report is included in this Annual Report on Form 10-K for Syntel, Inc. and subsidiaries for the year ended December 31, 2016.

/s/    Crowe Horwath LLP

Oak Brook, Illinois

March 1, 2017